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                                                                      EXHIBIT 11

                          EVEREN CAPITAL CORPORATION
                  PRO FORMA COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
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

                                            Three Months      Six Months
                                            ended June 30,   ended June 30,
                                                1995             1995
                                                ----             ----
Net income (loss) reported
Less:                                      $      503        $ (2,713)
       Pro Forma Preferred Dividends
       (13.5% of liquidation value)            (1,085)         (2,130)
                                           -----------       ---------

       Pro Forma Net Income (loss)
        Applicable to Common Shares        $     (582)       $ (4,843)
                                           ===========       =========

Pro Forma Net Income (loss) per Common
  Share                                    $     (.06)       $   (.51)
                                           ===========       =========

Pro Forma Weighted Average Common Shares
  Outstanding:                              10,082,787       9,454,163
                                            ==========       =========
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